EXHIBIT 99.2 Report of Independent Accountants in respect of servicing by Ford Motor Credit Company

PricewaterhouseCoopers
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PricewaterhouseCoopers LLP
400 Renaissance Center
Detroit, MI 48243-1507
Telephone (313) 394-6000
Facsimile (313) 394-6555
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                       Report of Independent Accountants

To the Board of Directors of Ford Motor Credit Company,
Bear Stearns Asset Backed Funding II Inc., Purchaser:


Re: Servicing Agreement between Ford Motor Credit Company, as Servicer and Bear Stearns Asset Backed Funding II Inc., as Purchaser, dated as of September 1, 2003

We have examined management's assertion about Ford Motor Credit Company and its subsidiaries' ("Ford Credit") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), to the extent such procedures are applicable as of and for the year ended December 31, 2003 included in the accompanying management assertion (Exhibit I). Management is responsible for Ford Credit's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about Ford Credit's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Ford Credit's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of Ford Credit's compliance with the minimum servicing standards.

In our opinion, management's assertion that Ford Credit has complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/ PriceWaterhouseCoopers LLP

March 8, 2004

Exhibit I

                              Ford Motor Company

Ford Motor Credit Company
One American Road
P.O. Box 1732 Dearborn, MI 48121

                 Management's Assertion Concerning Compliance
                     with USAP Minimum Servicing Standards

March 8, 2004

Re: Servicing Agreement between Ford Motor Credit Company, as Servicer and Bear Stearns Asset Backed Funding II Inc., as Purchaser, dated as of September 1, 2003

As of and for the year ended December 31, 2003, Ford Motor Credit Company and its subsidiaries have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), to the extent such procedures are applicable.

/s/ Terry Chenault
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Terry Chenault
President of Global Operations Technology

/s/ Neil Schloss
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Neil Schloss
Assistant Treasurer



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